Exhibit 15

ACCOUNTANTS’ ACKNOWLEDGEMENT

We acknowledge the incorporation by reference in the March 23, 1995 and the April 19, 2006, Registration Statements on Form S-8 of NB&T Financial Group, Inc. (formerly known as InterCounty Bancshares, Inc.) of our report dated October 30, 2007 included with the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified within the meaning of Section 7 and 11 of the Act.

/s/ BKD, LLP

Cincinnati, Ohio

November 7, 2007